Exhibit 77(c)

              Submission of matters to a vote of security holders

1. At a February 15, 2005, Special Meeting of Shareholders, ING Emerging Countries Fund was asked to (1) approve a new sub-advisory agreement for the Fund between ING Investments, LLC, the Fund's investment adviser and Brandes Investment Partners, L.P., the Fund's proposed new sub-adviser; and (2) approve a "Manager's-of-Manager's" arrangement to permit ING Investments, in its capacity as the Fund's investment adviser, subject to prior approval by the Board of Trustees of the Trust, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Fund's shareholders. If Proposal one is approved, Brandes will be serving as the new sub-adviser to the Fund on March 1, 2005.

      Proposal One:

      Shares Voted For:                  Shares Voted Against Against:

      2,736,450.954                      72,824.987

      Proposal Two:

      Shares Voted For:                  Shares Voted Against Against:

      1,966,238.523                      219,233.844

2. At a February 15, 2005, Special Meeting of Shareholders, ING International SmallCap Growth Fund was asked to (1) approve a new sub-advisory agreement for the Fund between ING Investments, LLC, the Fund's investment adviser and Acadian Asset

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      Management, Inc., the Fund's proposed new sub-adviser; and (2) approve a
      "Manager's-of-Manager's" arrangement to permit ING Investments, in its capacity as the Fund's investment adviser, subject to prior approval by the Board of Trustees of the Trust, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Fund's shareholders. If Proposal one is approved, Acadian will be serving as the new sub-adviser to the Fund on March 1, 2005.

      Proposal One:

      Shares Voted For:                  Shares Voted Against Against:

      5,613,886.326                      134,447.391

      Proposal Two:

      Shares Voted For:                  Shares Voted Against Against:

      4,099,257.016                      335,066.284

3. At a January 25, 2005, Special Meeting of Shareholders, ING Worldwide Growth Fund was asked to (1) approve a new sub-advisory agreement between ING Investments, LLC, the Fund's investment adviser, and NWQ Investment Management Company, LLC, the Fund's proposed new sub-adviser; (2) approve a change in the Fund's investment objective from a fundamental investment objective of "maximum long-term capital appreciation" to a non-fundamental investment objective of "long-term capital appreciation"; and (3) approve a "Manager-of-Managers" arrangement to permit ING Investments, in its capacity as the Fund's investment adviser, subject to prior approval by the Board of Trustees of the Trust, to enter into and materially amend agreements with certain sub-advisers without obtaining the approval of the Fund's shareholders. If Proposal One is approved, NWQ would begin serving as the new sub-adviser to the Fund on February 1, 2005.

      Proposal One:

      Shares Voted For:                  Shares Voted Against Against:

      3,683,424.250                      82,285.445

      Proposal Two:

      Shares Voted For:                  Shares Voted Against Against:

      2,417,534.586                      131,701.868

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         Proposal Three:

         Shares Voted For:                  Shares Voted Against Against:

         2,349,159.152                               199,678.778